Exhibit 99.1

BIND Therapeutics Reports First Quarter 2014 Financial Results and

Updates BIND-014 Clinical Development Plan

- BIND to expand trial program to evaluate BIND-014 in NSCLC with KRAS mutations -

- Management to host conference call today at 8:30 am ET -

Cambridge, MA, May 8, 2014 — BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine platform company developing targeted and programmable therapeutics called AccurinsTM, today reported financial results for the first quarter ended March 31, 2014.

“We are very excited about recent developments for BIND-014, our lead proprietary drug candidate. In a planned interim analysis of the non-small cell lung cancer (NSCLC) Phase 2 trial for BIND-014, we observed promising preliminary clinical results in six patients with KRAS mutations and intend to add an additional clinical study to further investigate this promising clinical result. We were also pleased by the substantial interest generated in the medical and scientific community by the data we presented at the American Association for Cancer Research (AACR) 2014 Annual Meeting. Additionally, we completed enrollment in the BIND-014 Phase 2 NSCLC trial on the once every three week schedule and initiated enrollment in the weekly schedule,” said Scott Minick, BIND’s President and CEO.

“Looking forward in 2014, we plan to further evaluate BIND-014’s activity in additional patient populations, including NSCLC patients with KRAS mutations, and additional tumor types in which there is strong biologic rationale for BIND-014 treatment including cervical, bladder, cholangio and neuroendocrine cancer, as well as exploring potential biomarkers of PSMA expression, tumor permeability and particle accumulation.”

Recent Business Highlights

•	Performed a pre-specified evaluation of patients enrolled in the Phase 2 NSCLC trial with KRAS (Kirsten rat sarcoma viral oncogene homolog) mutations, given the historical lack of activity of docetaxel in this patient population. Of the six patients with KRAS mutations treated with BIND-014, two demonstrated a confirmed partial response and two had durable stable disease, which we define as lasting twelve weeks or longer. The KRAS gene is involved in regulating cell division and belongs to a class of genes known as oncogenes, which when mutated, have the potential to cause normal cells to become cancerous.

•	Presented three posters at the AACR 2014 Annual Meeting, including clinical data from a completed Phase 1 study demonstrating differentiating attributes of BIND-014 administered with a weekly dosing schedule which may enable increased dose intensity and enhanced therapeutic efficacy of BIND-014. Data supporting the potential utility of PSMA as a target and marker for BIND-014 patient selection were also presented. In addition, BIND and its collaborator AstraZeneca presented preclinical results of their Accurin Aurora B kinase relative to AstraZeneca’s parent drug.

•	Completed patient enrollment in the BIND-014 Phase 2 NSCLC clinical trial on the once every three week dosing schedule and have initiated enrollment in the weekly schedule. Two dosing schedules of BIND-014 are being evaluated in this trial, 60 milligrams per meter squared dosed on day one of a twenty-one day schedule and 40 milligrams per meter squared dosed on day one, eight and fifteen of a twenty-eight day schedule.

•	Nominated Charles Rowland, most recently Vice President and Chief Financial Officer of ViroPharma Inc., for election to BIND’s Board of Directors. Mr. Rowland has experience in finance, business development and accounting, including senior management responsibilities at Endo Pharmaceuticals, Pharmacia, Novartis and Bristol-Myers Squibb.

First Quarter 2014 Financial Results

•	Revenue for the first quarter of 2014 was $1.6 million, compared to $1.5 million for the first quarter of 2013. Research and development expenses totaled $6.8 million for the first quarter of 2014, compared to $5.7 million for the first quarter of 2013. The increase was primarily due to increased compensation expenses related to headcount growth associated with activities supporting the development of BIND’s internal pipeline and collaborations. General and administrative expenses totaled $3.3 million for the first quarter of 2014, compared to $2.0 million for the first quarter of 2013. The increase was primarily due to increased compensation expenses and external consulting expenses. Net loss for the first quarter of 2014 was $8.3 million, compared to a net loss of $6.3 million for the first quarter of 2013.

•	Cash, cash equivalents and marketable securities was $68.7 million as of March 31, 2014.

Upcoming Events and Presentations

Members of BIND’s management team are expected to participate in the following upcoming conferences during the second quarter:

•	UBS Global Healthcare Conference in New York (presenting at 11:00 a.m. ET on Monday, May 19, 2014).

•	Jefferies 2014 Global Healthcare Conference in New York (presenting at 1:30 p.m. ET on Monday, June 2, 2014).

•	JMP Securities Healthcare Conference in New York from Tuesday, June 24 - Wednesday, June 25, 2014).

Live and archived webcasts of these events will be made available on the Company’s website at www.bindtherapeutics.com.

Conference Call Information

BIND’s management team will host a conference call and audio webcast today at 8:30 a.m. ET to discuss the first quarter 2014 results and provide a corporate update. To access the conference call, please dial 877-312-5844 (domestic) or 253-237-1152 (international) at least five minutes prior to the start time and refer to conference ID 29247214.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.bindtherapeutics.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine platform company developing Accurins, its novel targeted therapeutics. BIND intends to leverage its Medicinal Nanoengineering® platform to develop a pipeline of Accurins, initially in oncology, as well as Accurins in collaboration with biopharmaceutical companies. BIND’s lead drug candidate, BIND-014, is an Accurin that targets PSMA and contains docetaxel, a clinically-validated and widely used cancer chemotherapy drug. BIND-014 is currently in Phase 2 clinical trials for the treatment of non-small cell lung cancer and metastatic castrate-resistant prostate cancer.

BIND has announced collaborations with Amgen Inc., Pfizer Inc. and AstraZeneca AB to develop Accurins based on therapeutic payloads from their product pipelines. BIND’s platform originated from the pioneering nanotechnology research at the Massachusetts Institute of Technology and Brigham and Women’s Hospital/Harvard Medical School of BIND’s scientific founders and directors Dr. Robert Langer and Dr. Omid Farokhzad. For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the Company’s expectations regarding BIND-014, including without limitation, the patient populations in which we plan to evaluate the activity of BIND-014, and its pipeline of Accurin candidates, 2014 milestones and upcoming events and presentations.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the

Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing our growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the eligibility of a significant portion of the Company’s total outstanding shares to be sold into the market in the near future, which could cause the market price of its common stock to drop significantly; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 25, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media:

Gina Nugent

The Yates Network

617-460-3579

gina@theyatesnetwork.com

Investors:

Paul Cox

Stern Investor Relations

212-362-1200

BIND@sternir.com

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Revenue	$1,565	$1,488

Operating expenses:
Research and development	6,823	5,657
General and administrative	3,261	1,967

Total operating expenses	10,084	7,624

Loss from operations	(8,519)	(6,136)
Other income (expense)	197	(153)

Net loss	(8,322)	(6,289)
Accretion of redeemable convertible preferred stock	—	(1,335)

Net loss attributable to common stockholders	$(8,322)	$(7,624)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.51)	$(3.51)
Weighted average common shares outstanding:
Basic and diluted	16,423,795	2,170,827

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2014	2013
Net loss	$(8,322)	$(6,289)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(638)	(129)

Comprehensive loss	$(8,960)	$(6,418)

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$26,549	$51,612
Short-term investments	42,159	10,384
Accounts receivable	1,045	1,269
Prepaid expenses and other current assets	764	1,532

Total current assets	70,517	64,797
Property and equipment, net	6,122	6,079
Long-term investments	—	15,387
Restricted cash	1,971	2,084
Other assets	53	61

Total assets	$78,663	$88,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,854	$1,411
Accounts payable	1,278	2,643
Accrued expenses	2,508	2,408
Current portion of deferred revenue	4,977	5,086
Current portion of deferred rent	524	513

Total current liabilities	11,141	12,061

Long-term liabilities:
Long-term debt, less current portion	2,843	3,274
Deferred revenue, less current portion	2,233	2,384
Deferred rent, less current portion	1,242	1,375

Total long-term liabilities	6,318	7,033

Total liabilities	17,459	19,094

Stockholders’ equity	61,204	69,314

Total liabilities and stockholders’ equity	$78,663	$88,408